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                          MINNESOTA SECRETARY OF STATE
                     AMENDMENT OF ARTICLES OF INCORPORATION

BEFORE COMPLETING THIS FORM, READ INSTRUCTIONS LISTED BELOW.

CORPORATE NAME:
                            POLARIS INDUSTRIES INC.

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.


                                            ------------------------


The following amendment(s) of articles regulating the above corporation were adopted: (insert full text of newly amended article(s), indicating which article(s) is (xxx) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages.
(Total number of pages including this form   3.)


     SEE AMENDMENT ATTACHED






This amendment has been approved pursuant to MINNESOTA STATUTES CHAPTER 302A OR 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

                                               /s/ W Hall Wendel Jr
                                               ----------------------------
                                               (Signature of Authorized Person)


INSTRUCTIONS                                FOR OFFICE USE ONLY

1.  Type or print with black ink.
2.  A Filing Fee of: $ 36.00 made payable to the
    Secretary of State.
3.  Mail or bring completed forms to:

          Secretary of State
          180 State Office Building
          100 Constitution Ave.
          St. Paul, MN  55155-1299
          (612) 296-2503











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The Articles of Incorporation of Polaris Industries Inc. are hereby amended to replace and supercede Article X thereof in its entirety with a new Article X to read in its entirety as follows:

                                    ARTICLE X

                    CLASSIFICATION OF THE BOARD OF DIRECTORS


     The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Unless and until the Corporation shall have more than one shareholder, the Board of Directors shall consist of one person. Thereafter, the Board of Directors shall consist of not less than three nor more than fifteen persons, who need not be shareholders. The number of directors may be increased by the shareholders or Board of Directors or decreased by the shareholders from the number of directors on the Board of Directors immediately prior to the effective date of this Article X, provided, however, that any change in the number of directors on the Board of Directors (including, without limitation, changes at annual meetings of shareholders) shall be approved by the affirmative vote of not less than seventy-five percent (75%) of the voting power of all outstanding shares entitled to vote, entitled to be cast by the holders of all then outstanding voting shares, voting together as a single class, unless such change shall have been approved by a majority of the entire Board of Directors. If such change shall not have been so approved, the number of directors shall remain the same. In the event that the Board of Directors shall consist of three or more persons, the directors shall be divided into three classes, designated Class I, Class II and III. Each class shall consist, as nearly as may be possible, of one-third number of directors constituting the entire Board of Directors.

     The term of the initial Class I directors shall terminate on the date of the 1995 annual meeting of shareholders; the term of the initial Class II directors shall terminate on the date of the 1996 annual meeting of shareholders; and the term of the initial Class III directors shall terminate on the date of the 1997 annual meeting of shareholders. At each succeeding annual meeting of shareholders beginning in 1995, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of the year in which the director's term expires and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Removal of a director